Exhibit 10.01

Ascendia Brands, Inc.
100 American Metro Boulevard
Suite 108
Hamilton, NJ 08619
T: (609) 219-0930
F: (609) 890-8458

        August 3, 2008

Steven R. Scheyer
President and Chief Executive Officer
Ascendia Brands, Inc.
100 American Metro Boulevard
Suite 108
Hamilton, New Jersey 08619

Re:	Resignation and Separation Agreement

Dear Steven,

This letter is to memorialize the agreement between you and Ascendia Brands, Inc. (the “Company”) regarding your resignation and separation from employment with the Company (the “Letter Agreement”).

We recognize and agree that your employment is pursuant to the Employment Agreement entered into between you and the Company on or about February 9, 2007, as amended by the Amendment No. 1 to Employment Agreement dated on or about May 16, 2008 (the “Employment Agreement”).

You have informed the Company of your intent to resign as Director, Chief Executive Officer and President, and employee of the Company and its subsidiaries, provided that both you and the Company comply with the terms of this Letter Agreement.  The Company, for itself and its subsidiaries, accepts your resignation and agrees to waive the twenty-day notice requirement of Section 5(e) of the Employment Agreement, provided that both you and the Company comply with the terms of this Letter Agreement.

1.   Effective Date and Resignation Date

This Letter Agreement shall be effective as of the date that the United States Bankruptcy Court enters an order (the “Assumption Order”) allowing the Company to assume this Letter Agreement pursuant to 11 U.S.C. § 365 (the “Effective Date”).  If the Court does not enter an Assumption Order, this Letter Agreement shall be null and void and the Employment Agreement shall remain in effect except in the event the Employment Agreement is rejected by the Company.  You have agreed that upon entry of the Assumption Order, you will waive all objections to the Company’s rejection of the Employment Agreement pursuant to 11 U.S.C. § 365.  On the Effective Date, the date of your resignation shall be retroactive to the date the Company files (or has filed) a petition for relief with any United States Bankruptcy Court (the “Resignation Date”).

Steven R. Scheyer
August 3, 2008

2.  The Company’s Obligations

We have agreed to:

i.
enable you to participate in comparable health insurance coverage for you and your family to your pre-resignation coverage through and to the extent required by the Continued Health Coverage for Family (“COBRA”) program until the earlier of (a) the date that the Company ceases to provide health insurance for employees or (b) the date the COBRA coverage expires pursuant to its terms and the law;

ii.	reimburse you for all company-related expenses you have incurred up to the Resignation Date;

iii.
allow you to keep the IBM ThinkPad laptop computer in your possession which was previously provided to you by the Company, provided that you shall deliver such computer to the Company so  that all proprietary files and licensed software may be removed;

iv.
allow you to keep the Blackberry in your possession which was previously provided to you by the Company, although usage of same will be at your expense following the Resignation Date; and provided further that the Company shall be entitled to remove all content from the Blackberry;

v.	comply with and be bound by the Mutual Non-Disparagement Agreement, as defined below; and

vi.
continue to provide Directors and Officers liability insurance coverage for you at  not less than the coverage levels provided to the other Directors and Officers of the Company, with such coverage continuing until July 28, 2014.

3.  Your Obligations

Upon the Effective Date, you shall waive all rights you have under the Employment Agreement, except those rights explicitly retained pursuant to this Letter Agreement, and you and the Company shall comply with and be bound by the Mutual Non-Disparagement Agreement, as defined below.  In additions, the provisions of Sections 6(a) and 6(b) of the Employment Agreement shall survive and remain in full force and effect.

4.  Mutual Non-Disparagement Agreement

The Company, its officers and directors will not make, and the Company shall use reasonable efforts to cause its agents, advisors, including Carl Marks Advisory Group LLC (“CMAG”), and attorneys to refrain from making, any disparaging statements about you, your employment with the Company, your resignation, the termination of your employment, or any other dealings of any kind between you and the Company, to any third party, specifically

Steven R. Scheyer
August 3, 2008

including, without limitation, any past, present or prospective employee of the Company, any customer or prospective customer of the Company, any prospective employer of you, or any representative of any media.  You agree that you will not make any disparaging statements about the Company, its agents, officers, directors, advisors, including CMAG, and attorneys to any third party, specifically including, without limitation, any past, present or prospective employee of the Company, any customer or prospective customer of the Company, any supplier or vendor or prospective supplier or vendor of the Company, any prospective purchaser of the Company or any of its assets, or any representative of any media.  This paragraph shall not apply to truthful communications between you and your spouse, immediate family and attorneys and advisors on the one hand and between the Company and its attorneys and advisors on the other hand, any truthful disclosure or statement relating to any proceeding to enforce the terms of this Letter Agreement, or as expressly authorized by law or lawful process or proceeding.  The terms of this paragraph shall be referred to as the “Mutual Non-Disparagement Agreement.”

5.  Mutual Approval of Press Release

If the Company issues a press release which mentions your resignation, this Letter Agreement, your separation from the Company, or any other issue related to your employment by the Company or the termination thereof, the Company shall provide you with a draft of such language and you shall have the right to review and provide comments on the language in any such press release.   To the extent such comments are timely, reasonable, accurate and consistent with any disclosure obligations the Company may have, the Company agrees to incorporate such comments.

Please confirm your agreement to the foregoing by signing a copy of this letter and returning the same to me.

            Sincerely,

            Ascendia Brands, Inc.

            By: /s/ Andrew W. Sheldrick
             Andrew W. Sheldrick
             Vice President & General Counsel

Confirmed and agreed to as of the 4th day of August, 2008

/s/ Steven R. Scheyer
Steven R. Scheyer